UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 6, 2015

Eagle Bulk Shipping Inc.
(Exact name of registrant as specified in its charter)
Republic of the Marshall Islands	001-33831	98-0453513
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS employer identification no.)

477 Madison Avenue New York, New York		10022
(Address of principal executive offices)		(Zip Code)

(Registrant's telephone number, including area code): (212) 785-2500

(Former Name or Former Address, if Changed Since Last Report): None

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 7, 2015, the Board of Directors of Eagle Bulk Shipping Inc. (the “Company”) announced that it appointed Gary Vogel as Chief Executive Officer of the Company, effective as of September 1, 2015 (the “Effective Date”). Mr. Vogel will also join the Board of Directors of the Company. Mr. Vogel will succeed Stanley H. Ryan who will step down as interim Chief Executive Officer on the Effective Date. Mr. Ryan will remain on the Company’s Board of Directors.

Mr. Vogel, age 49, most recently was a Partner and served as a Director of Clipper Group Ltd., one of the world’s leading privately held ship owners and operators, and he served as co-Chief Executive Officer of Clipper Group Ltd. since January 23, 2013, and most recently as sole Chief Executive Officer. Mr. Vogel served as the Chief Executive Officer of Clipper Bulk, a division of Clipper Group Ltd. until January 23, 2013. He previously served as President or Managing Director of various other subsidiaries of Clipper Group Ltd., which he joined in 2000. Prior to his service with Clipper Group Ltd., Mr. Vogel was President of Van Ommeren Bulk Shipping (USA), Inc. Mr. Vogel graduated from the U.S. Merchant Marine Academy in 1988 with a Bachelor of Science degree in Marine Transportation as well as a U.S. Coast Guard Unlimited Tonnage 3rd Officers License. Subsequently, he served as an officer in the U.S. Naval Reserve. Mr. Vogel is currently on the Lloyd’s Register of North America Advisory Committee, and is a former Board Member of the American Institute for International Steel. The Board of Directors selected Mr. Vogel to serve as a Director because of his valuable business and management experience related to his overseeing of Clipper Group’s fleet of approximately 125 vessels, including approximately 100 dry bulk vessels that are substantially similar to those comprising the Company’s fleet.

There are no arrangements or understandings between Mr. Vogel and any other persons pursuant to which he was selected as Chief Executive Officer, other than the Employment Agreement (as defined below). There are also no family relationships between Mr. Vogel and any director or executive officer of the Company and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The Company and Eagle Shipping International (USA) LLC entered into an employment agreement (the “Employment Agreement”) with Mr. Vogel on July 6, 2015. Pursuant to the Employment Agreement, Mr. Vogel will receive an annual base salary of $675,000 and will be eligible to receive a discretionary cash bonus as determined by the Compensation Committee of the Company’s Board of Directors with a target amount equal to 125% of his annual base salary, provided that such discretionary cash bonus shall equal no less than 85% of his annual base salary for the calendar year 2015, on a prorated basis. In addition, as soon as practicable after the Effective Date, Mr. Vogel shall receive 325,000 restricted shares of common stock of the Company (the “Common Stock”), an option to purchase 325,000 shares of Common Stock at an exercise price per share equal to the fair market value of the Common Stock as of the grant date, and an option to purchase 325,000 shares of Common Stock at an exercise price per share equal to the greater of $13.00 or the fair market value of the Common Stock as of the grant date, in each case, (i) subject to the terms of the Company’s 2014 Equity Incentive Plan and the applicable award agreement and (ii) pursuant to the exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D thereunder. The options shall have a five year term and shall vest ratably on each of the first four anniversaries of the Effective Date, subject to Mr. Vogel’s continued employment with the Company on each applicable vesting date. The restricted shares shall vest as to 100% of such restricted shares on the third anniversary of the Effective Date, subject to Mr. Vogel’s continued employment with the Company on the vesting date, subject to adjustment in the event Mr. Vogel’s employment is terminated by the Company without cause or by him for good reason, as set forth in the Employment Agreement. In the event that Mr. Vogel’s employment is terminated by the Company without cause or by him for good reason, Mr. Vogel will become entitled to receive the following as severance: (i) an amount equal to one and one half times (1.5x) the sum of his annual base salary plus 75% of his target annual bonus, (ii) to the extent he timely elects COBRA continuation coverage, Mr. Vogel will be reimbursed for the costs of COBRA premiums for 18 months following termination and (iii) all equity awards in the Company held by Mr. Vogel will vest as if Mr. Vogel remained employed for an additional year beyond the date of termination. Mr. Vogel is subject to nonsolicitation and noncompetition covenants during the course of his employment and for 12 months following termination of employment for any reason.

Item 7.01.     Regulation FD Disclosure.

On July 7, 2015, the Company issued a press release announcing Mr. Vogel’s appointment as Chief Executive Officer and that Mr. Ryan would resume his role as an independent director. A copy of the press release is furnished as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

The information furnished under this heading on this Current Report on Form 8-K, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any other filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01      Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Press release, issued by Eagle Bulk Shipping Inc., dated July 7, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAGLE BULK SHIPPING INC.
(registrant)

Dated: July 10, 2015	By:	/s/ Adir Katzav
	Name:	Adir Katzav
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release, issued by Eagle Bulk Shipping Inc., dated July 7, 2015